Exhibit 99.1
News Release
For Immediate Release

TearLab Closes US$7 Million Private Placement of Common Stock and Warrants

San Diego, CA —July 5, 2011— TearLab Corporation (Nasdaq:TEAR; TSX:TLB) (“TearLab” or the “Company”) today announced that it has closed its previously announced private placement of approximately 3.85 million units at a price of $1.82 per unit.  Each unit consisted of one share of common stock and a warrant to purchase one share of common stock at an exercise price of US$1.86 per share.  The Company has received total gross proceeds of approximately US$7 million.

Piper Jaffray & Co. served as the sole lead placement agent and Roth Capital Partners served as co-placement agent for the transaction.

The securities offered in this financing transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Any offering of the Company’s securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About TearLab Corporation

TearLab Corporation (www.TearLab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

CONTACTS:

Investors
Stephen Kilmer, President
Kilmer Lucas Inc.
(212) 618-6347
stephen@kilmerlucas.com

Media
Leonard Zehr, Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com